Exhibit 10.1
EMPLOYMENT AGREEMENT

This Agreement is made and entered into as of the 26th day of October, 2005, by and between SOUTHERN CONNECTICUT BANCORP, INC. AND THE BANK OF SOUTHERN CONNECTICUT having a principal place of business in New Haven, Connecticut (hereinafter referred to as the “Employers”) and John Howard Howland, residing in Wayland, Massachusetts (hereinafter referred to as the “Employee”).
W I T N E S S E T H
WHEREAS, the Employee is experienced in the operation and management of a bank; and
WHEREAS, the Employers desire to secure the services of the Employee on the terms herein set forth; and
WHEREAS, the Employee is willing to enter into this Agreement on said terms;
NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the parties hereto, intending to be legally bound, do hereby mutually covenant and agree as follows:

1.
Employment. The Employers agree to employ the Employee as Executive Vice President and Chief Administrative Officer of Southern Connecticut Bancorp, Inc. and The Bank of Southern Connecticut for the Term of Employment as defined in Section 2, and the Employee accepts said employment and agrees to serve in such capacity upon the terms and conditions hereinafter set forth.

2.
Terms of Employment. The Term of Employment shall commence on the date first written above and ending on December 31, 2006. Notwithstanding the foregoing, the term of Employment shall end if sooner terminated as provided in Section 5.

3.
Duties of Employment. The Employee agrees that, so long as he shall be employed by the Employers, the Employee shall perform all duties assigned or delegated to him under the by laws of the Employers or from time to time by the Board of Directors of the Employers consistent with his position as Executive Vice President and Chief Administrative Officer of Southern Connecticut Bancorp, Inc. and the Bank of Southern Connecticut or as designated below, and shall be responsible for and perform all acts and services customarily associated with such position including the overall management of the Employers, devoting his full time, best efforts and attention to the advancement of the interests and business of the Employers. The Employee shall not be engaged in or concerned with any other duties or pursuits which are competitive or inconsistent with the interests and business of the Employers.

4.	Compensation. During the Term of Employment, the Employers shall pay the Employee as compensation for the services to be rendered by him hereunder the following:
a.
The Employers shall pay to the Employee a base salary at an annual rate of not less than ONE HUNDRED FORTY THOUSAND DOLLARS ($140,000.00) payable bi-weekly through December 31, 2006. Such compensation shall be payable in accordance with normal payroll practices of the Employers.

b.
In addition to the base salary set forth in (a) above, the Employee shall be entitled to such merit bonuses reflecting job performance achievements, and/or such other form(s) of merit compensation, as the Board of Directors of the Employers may in their discretion determine at the end of each calendar year(s) during such Term of Employment. The Board of Directors may establish one or more individual or corporate goals for each such year, the achievement or which may be made a condition of the payment of such additional compensation to the Employee. Such goals shall be communicated to the Employee and shall be stated to be a condition to payment of such additional compensation.

c.
At the end of each month during the term of this Agreement, the Employers shall reimburse the Employee for reasonable travel and entertainment expenses, bank related education, other ordinary business expenses and convention expenses incurred by Employee in the course of performing his duties for the Employers hereunder.

d.
The Employers shall provide group life insurance, comprehensive health insurance and Major Medical coverage for the Employee comparable to such coverage provided for officers of the Employers generally. The Employee shall be eligible to participate in any profit sharing plan or Section 401(k) plan of the Employers in accordance with the terms thereof.

5. Termination of Employment.
a. The Employers shall have the right to terminate this Agreement upon the occurrence of any one of the following events.

i.	The Employee’s conviction of a felony or any other crime involving the Employee’s morals or honesty.
ii.	Dereliction in the performance of the Employee’s duties hereunder.
iii.	Failure of the Employee to adhere to the policies set forth by the Board of Directors of the Employers.
iv.	Failure of the Employee to qualify for a bond.
v.	Death, or total disability which prevents the Employee from performing his duties.
b. In the event the Employee’s position as Executive Vice President and Chief Administrative Operating Officer shall end or the Employee’s responsibilities shall be significantly reduced as a result of a “Business Combination”, the Employers shall pay the Employee a lump sum payment of an amount equal to three times his current base annual compensation. Such payment shall be in addition to any compensation otherwise due the Employee under the following subparagraph (c) or any other provision of this Agreement. A “Business Combination” for the purposes of this Agreement shall be defined as the sale by the Employers of all or substantially all of its assets, the acquisition of fifty-one (51%) of the Employers’ outstanding voting stock, or the merger of the Employers with another corporation as a result of which the Employers are not the surviving entities.
c. In the event of a termination of employment of the Employee by the Employers (including termination under subparagraph 5(b) above) other than a termination stated in subparagraph 5(a), the Employee shall be entitled to his compensation benefits under subparagraph 4 (a) of this Agreement for the balance of the unexpired term of employment as such term exists immediately before such termination to be paid ratably over the balance of said term.
In the event of a termination under this Section 5, the Employee shall not be entitled to any compensation and benefits under this Agreement after such termination other than any benefits which have accrued and are unpaid upon the date of termination.
6.
Vacation. During the Term of Employment, the Employee shall be entitled each year to a vacation of at least three (3) weeks, and during such time his compensation shall be paid in full. The period of vacation selected each year shall be with approval of the Employers and the Chief Executive Officer and Chief Operating Officer. Vacation time which is not taken by the Employee in any year may not be accumulated or carried over from year to year. The Employee shall be entitled to be paid for any accrued vacation time after termination of the Employee’s employment hereunder. Normal bank holidays, seminars or convention attendance, teaching at banking schools or speaking engagements shall not be considered as part of the Employee’s vacation period.

7.
Incentive Stock Options. Upon commencement of employment the Employers shall provide the Employee incentive stock options (‘ISO’s”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, to purchase 20,000 shares of common stock in Southern Connecticut Bancorp, Inc. under the stock option plan adopted for employees of the Employers.

8.
Notices. All notices under this Agreement shall be in writing and shall be deemed effective when delivered in person to the Employee or to the Secretary of the Employers, or if mailed, postage prepaid, registered or certified mail, addressed, in the case of the Employee, to his last known address as carried on the personnel records of the Employers, and, in the case of the Employers, to the corporate headquarters, attention of the Secretary, or to such other address as the party to be notified may specify by notice to the other party.

9.
Successors and Assigns. The rights and obligations of the Employers under this Agreement shall inure to the benefit of and shall be binding (except as to the positions and duties of the Employee) upon the successors and assigns of the Employers, including, without limitation, any corporation, individual or any person or entity which may acquire all or substantially all of the assets and business of the Employers, or of any division of the Employers for which the Employee has primarily management responsibility, or with or into which the Employers may be consolidated or merged or any surviving corporation in any merger involving the Employers.

10.
Arbitration. Any dispute which may arise between the parties hereto shall be submitted to binding arbitration in accordance with the Rules of the American Arbitration Association providing that such dispute shall first be submitted to the Employers’ Board of Directors in an effort to resolve such dispute without resort to arbitration. In any dispute which is submitted to arbitration, the arbitration costs and attorney’s fees of the prevailing party shall be paid by the other party.

11.
Severability. If any of the terms or conditions of this Agreement shall be declared void or unenforceable by any court or administrative body of competent jurisdiction, such term or condition shall be deemed severable from the remainder of this Agreement, and the other terms and conditions of this Agreement shall continue to be valid and enforceable.

12.
Construction. This Agreement shall be construed under the laws of the State of Connecticut. Words of the masculine gender mean and include correlative words of the feminine gender. Section headings are for convenience only and shall not be considered a part of the terms and provisions of this Agreement.

IN WITNESS WHEREOF, Employers have caused this Agreement to be executed by a duly authorized officer and Employee has hereunto set his hand, the day first above written.

Witnesses:	EMPLOYERS:

SOUTHERN CONNECTICUT BANCORP, INC.

AND

THE BANK OF SOUTHERN CONNECTICUT

/s/ Michele Trocchio	By /s/ Joseph V. Ciaburri
Joseph V. Ciaburri
Chairman and Chief Executive Officer

EMPLOYEE:

/s/ Michele Trocchio	By /s/_John H. Howland
JOHN HOWARD HOWLAND

State of Connecticut	)
) ss.:
County of New Haven	)

On this the 26th day of October, 2005, before me, Rosemarie A. Romano, the undersigned officer, personally appeared Joseph V. Ciaburri, known to me (or satisfactorily proven) to be the person whose name subscribed to the within instrument and acknowledged that he executed the same for the purposes therein contained, as his free act and deed.

/s/ Rosemarie A. Romano
Notary Public

State of Connecticut	)
) ss.:
County of New Haven	)

On this the 26th day of October, 2005, before me, Rosemarie A. Romano, the undersigned officer, personally appeared John Howard Howland known to me (or satisfactorily proven) to be the person whose name subscribed to the within instrument and acknowledged that he executed the same for the purposes therein contained, as his free act and deed.

/s/ Rosemarie A. Romano
Notary Public